UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 28, 2007

EMC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Massachusetts	1-9853	No. 04-2680009
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

176 South Street, Hopkinton, MA	01748
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (508) 435-1000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2007, EMC Corporation (“EMC”) entered into an employment arrangement with Joseph M. Tucci, its Chairman, President and Chief Executive Officer. Under the arrangement, Mr. Tucci will continue as Chairman and Chief Executive Officer of EMC until at least December 31, 2010. During the term of the arrangement, Mr. Tucci will continue to receive an annual base salary of $1,000,000 and a target bonus of $1,440,000.

At Mr. Tucci’s request, he received no equity awards in 2007 so that the allocated equity awards, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and consistent with its well-articulated compensation objectives, could be issued to certain other members of EMC’s senior leadership team in recognition of the extraordinary job they performed in creating shareholder value (see Item 8.01 below). The Board of Directors will again review the appropriateness of an equity grant for Mr. Tucci in 2008, but no sooner than the third quarter.

Under the employment arrangement, if Mr. Tucci’s employment is terminated, he will receive the following:

•	if he leaves voluntarily, the target bonus prorated for the period in which he has worked;

•

if his employment is terminated by EMC without cause, base salary and target bonus equal to one year’s cash compensation, to be paid out over the remaining term of the arrangement, or eighteen months, whichever is longer (such period, the “Salary Continuation Period”). During the Salary Continuation Period, Mr. Tucci will continue to receive benefits and will continue to vest in his outstanding equity awards; or

•	if he is terminated for cause, no further compensation or benefits.

The foregoing description of Mr. Tucci’s employment arrangement is qualified in all respects by reference to the employment arrangement, which is attached as Exhibit 99.1 hereto and incorporated herein.

On November 28, 2007, EMC entered into an amended change in control agreement with each of Mr. Tucci, William J. Teuber, Jr., Vice Chairman, David I. Goulden, Executive Vice President and Chief Financial Officer, and David A. Donatelli, Executive Vice President and President of EMC’s Storage Division. Other executive officers have also entered or will soon be entering into amended change in control agreements (collectively, the “Amended CIC Agreements”). The Amended CIC Agreements will be effective as of December 31, 2007.

The Amended CIC Agreements provide benefits only if there is both a change in control and the executive’s employment is terminated without cause or the executive terminates his employment for good reason, in each case, within twenty-four months following a change in control. The Amended CIC Agreements also incorporate the following material changes:

•

Phase-Out of Excise Tax Gross-Up. No excise tax gross-up will be paid in respect of any equity awards granted on or after August 10, 2007. For any change in control occurring prior to December 31, 2009, no gross-up will be made and the amount paid to an executive will be reduced if a reduction of 10% or less to the payments and benefits that the executive would receive would not subject him to the excise tax. No excise tax gross-up will be provided for any change in control occurring on or after December 31, 2009;

•

“Double Trigger” Vesting of Equity Awards. Equity awards will vest on an accelerated basis only if a change in control occurs and the executive’s employment is terminated in circumstances entitling him to severance; and

•

Reduction of Severance Benefits. Severance payable to an executive officer will be reduced from three times the sum of the executive’s annual base salary and target annual bonus to 2.99 times such amount and the prorated annual bonus payable for the year of termination will assume target performance instead of maximum performance.

The foregoing description of the Amended CIC Agreements is qualified in all respects by reference to the form of Amended CIC Agreement, which is attached as Exhibit 99.2 hereto and incorporated herein.

Item 8.01. Other Events.

On November 28, 2007, the Compensation Committee approved the grant of equity awards to certain executive officers, including Messrs. Teuber, Goulden and Donatelli under the Amended and Restated EMC Corporation 2003 Stock Plan. Mr. Teuber received 105,000 non-qualified stock options and 180,000 restricted stock units. Messrs. Goulden and Donatelli each received 80,000 non-qualified stock options and 160,000 restricted stock units. In furtherance of EMC’s commitment to pay-for-performance, 60% of the total number of shares awarded to each individual is performance-based and will vest only if 2008 performance targets approved by the Board of Directors are met.

On November 28, 2007, the Compensation Committee also determined that effective January 1, 2008, no tax gross-ups will be provided to executive officers for any expenses such as personal use of company aircraft and executive physicals.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Employment Arrangement with Joseph M. Tucci
99.2	Form of Change in Control Severance Agreement for Executive Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC CORPORATION

By:	/s/ Paul T. Dacier
Paul T. Dacier
Executive Vice President and General Counsel

Date: November 30, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Arrangement with Joseph M. Tucci
99.2	Form of Change in Control Severance Agreement for Executive Officers